CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration statement Form S-8 of our report dated May 24, 2019 relating to the financial statements, which appears in Daniels Corporate Advisory Company Inc’s Annual Report on Form 10-K for the year ended November 30, 2018. Our report dated May 24, 2019 contains emphasis of matter paragraph that states that the financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thayer O’Neal Company, LLC

Sugar Land, Texas

February 7, 2020